Exhibit 99.1

CSP Inc. FISCAL FOURTH QUARTER REVENUE INCREASES 67%; EPS of $0.31; GROSS BACKLOG OF $23.2 MILLION REMAINS NEAR RECORD LEVEL

Full Year Gross Margin Increase Reflects Continued Demand for High Margin Products and Services

LOWELL, Mass., December 6, 2022 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported significantly improved financial and operating results for the fiscal 2022 fourth quarter and full year ended September 30, 2022, and provided a business update.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.03 per share to shareholders of record on December 21, 2022, payable on January 6, 2023.

Fourth Quarter and Full Year Operating Highlights and Recent Achievements

●	Product revenue grew 98.5% compared to the year-ago fourth quarter
●	Service revenue grew 24.6% compared to the year-ago fourth quarter
●	The Technology Solutions (TS) business segment generated significant revenue growth during the quarter, which reflects rising demand from both new and existing customers
●	For the full year, revenue grew 10.5% and EPS grew 161.7%
●	Increased sales of higher margin products and services led to record gross margin as a percentage of sales of 34.6% for the full year, nearly 2 percentage points over the FY 2021 gross margin as a percentage of sales
●	Gross backlog (backlog) of $23.2 million as of September 30, 2022 was near a record level and grew significantly compared to $13.0 million as of September 30, 2021

“Our team, and our operations, achieved exceptional results during our fiscal fourth quarter. The TS business segment hit on all cylinders during the period demonstrating the strength of the CSPi product and services offerings,” commented Victor Dellovo, Chief Executive Officer. “I can say, unequivocally, we are executing our plan in every operating division, allowing us to achieve significant revenue growth of 67% for the fiscal fourth quarter compared to the year-ago fourth quarter. The rising momentum, when combined with our sizeable backlog of $23.2 million, renews our optimism and gives us confidence we can achieve even greater success in fiscal 2023.”

“Our 67% revenue growth during the quarter was driven by the strength of the TS business and its Managed Services practice. The momentum generated in the fourth quarter has continued, to date, into our fiscal first quarter. We are winning new customers while, at the same time, continue to increase business from existing customers. The High-Performance Products (HPP) business is entering a phase of increased interest and activity. I believe fiscal 2023 is going to be an exciting year for this division.

While supply chain issues continue to challenge the revenue growth of our TS and HPP businesses, we have successfully managed these issues and converted a substantial portion of our backlog to revenue during the quarter. At the same time, our new business pipeline continued to build, and we finished with a near record backlog at the end of our fiscal year. As a result of this transaction, as well as others either signed or nearing execution, we expect our fourth quarter momentum to continue during the first half of fiscal 2023 and are cautiously optimistic that the entire year will lead to growth over fiscal 2022.”

Fiscal Year 2022 Fourth Quarter Results

Revenue for the fiscal 2022 fourth quarter was $16.7 million, a 67% increase compared to $10.0 million in the year-ago fiscal fourth quarter as the Company continued to perform and meet its operating objectives in the current economic environment. The supply chain issues, while easing from the historically high levels experienced earlier in the year, remain a challenge and continues to impact the Company’s ability to receive the necessary components that are needed to deliver finished products to the customer.

Exhibit 99.1

Gross profit for the fiscal fourth quarter was $6.0 million, or 36.2% of sales compared with $4.2 million, or 41.7% of sales in the year-ago fiscal fourth quarter, reflecting a higher revenue contribution from low-margin products. The Company reported net income of $1.4 million in the fiscal 2022 fourth quarter, or $0.31 per diluted common share compared with net income of $0.8 million, or $0.19 per diluted common share for the fiscal fourth quarter of fiscal 2021. The 2022 fourth quarter results reflect a $0.9 million gain from the impact of foreign currency exchange rates, while the prior year period includes a gain from the sale of discontinued operations of $0.5 million, or $0.11 per diluted common share.

Full Year Fiscal 2022 Results

Revenue for the full year ended September 30, 2022, was $54.4 million, a 10.5% increase compared with revenue of $49.2 million for the prior fiscal year. Gross profit for the fiscal year ended September 30, 2022, was $18.8 million, or 34.6% of sales compared with $16.1 million, or 32.8% of sales, for the prior year reflecting a more favorable product mix. The fiscal year 2022 results reflect a $1.7 million gain from the impact of foreign currency exchange rates. The Company reported net income of $1.9 million in the fiscal twelve months ended September 30, 2022, or $0.42 income per diluted common share compared with net income of $0.7 million, or $0.16 per diluted common share for the prior fiscal year. The 2021 results include a gain on forgiveness of debt of the Paycheck Protection Plan SBA Loans at the TS and HPP segment totaling $2.2 million, which was established as part of the CARES Act loan and recognized in fiscal 2021 first quarter. The fiscal 2021 results also include a gain from the sale of discontinued operations of $0.5 million, or $0.11 per diluted common share

The Company had cash and cash equivalents of $24.0 million as of September 30, 2022, which was an increase of approximately $4.0 million from September 30, 2021, primarily due to the receipt of an installment payment on a large financing order in the fiscal 2022 fourth quarter. During the fiscal year ended September 30, 2022, the Company utilized the stock repurchase program and repurchased approximately 22 thousand shares of its common stock.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, December 6, 2022, to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-545-0523 or 973-528-0016 and use the Participant Access Code: 283982  and use when greeted by the live operator. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/47262. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Exhibit 99.1

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, predictions of greater success and growth in fiscal year 2023.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2022	September 30, 2021

Assets
Current assets:
Cash and short-term investments	$23,982	$20,007
Accounts receivable, net	22,993	18,698
Inventories	4,372	3,989
Other current assets	8,110	6,340
Total current assets	59,457	49,034
Property, equipment and improvements, net	647	764
Operating lease right-of-use assets	1,160	1,358
Long-term receivable	7,412	7,522
Other assets	6,386	4,296
Total assets	$75,062	$62,974

Liabilities and Shareholders’ Equity
Current liabilities	$30,182	$17,827
Pension and retirement plans	1,337	4,097
Operating lease liabilities	623	821
Notes Payable	449	876
Other non-current liabilities	3,508	5,307
Shareholders’ equity	38,963	34,046
Total liabilities and shareholders’ equity	$75,062	$62,974

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Sales:
Product	$11,313	$5,700	$36,688	$35,226
Services	5,372	4,311	17,673	13,982
Total sales	16,685	10,011	54,361	49,208

Cost of sales:
Product	8,887	4,346	28,977	28,024
Services	1,759	1,491	6,557	5,035
Total cost of sales	10,646	5,837	35,534	33,059

Gross profit	6,039	4,174	18,827	16,149

Operating expenses:
Engineering and development	856	696	3,084	2,887
Selling, general and administrative	4,822	3,825	15,783	14,624
Total operating expenses	5,678	4,521	18,867	17,511

Operating income (loss)	361	(347)	(40)	(1,362)

Other income (expense), net	1,076	276	1,979	2,040

Income (loss) before income taxes	1,437	(71)	1,939	678

Income tax expense (benefit)	22	(424)	50	444

Net income from continuing operations	$1,415	$353	$1,889	$234

Discontinued operations:
Gain from sale of discontinued operations	$—	$465	$—	$465

Net income	$1,415	$818	$1,889	$699
Net income attributable to common shareholders	$1,334	$781	$1,789	$666

Net income per share from continuing operations - basic	$0.31	$0.08	$0.42	$0.05
Gain per share from sale of discontinued operations - basic	$—	$0.11	$—	$0.11
Net income per share – basic	$0.31	$0.19	$0.42	$0.16
Weighted average shares outstanding – basic	4,289	4,192	4,261	4,151

Net income per share from continuing operations - diluted	$0.31	$0.08	$0.42	$0.05
Gain per share from sale of discontinued operations - diluted	$—	$0.11	$—	$0.11
Net income per share – diluted	$0.31	$0.19	$0.42	$0.16
Weighted average shares outstanding continuing operations – diluted	4,296	4,214	4,278	4,220
Weighted average shares outstanding discontinued operations – diluted	—	4,214	—	4,220
Weighted average shares outstanding net income - diluted	4,296	4,214	4,278	4,220